PRESS RELEASE	345 Park Avenue, 31st Floor New York, NY 10154 877.299.1588

FOR IMMEDIATE RELEASE November 17, 2017

BLACKSTONE / GSO SENIOR FLOATING RATE TERM FUND
ANNOUNCES SHAREHOLDER APPROVAL OF TERM EXTENSION

NEW YORK, NEW YORK – Blackstone / GSO Senior Floating Rate Term Fund (NYSE: BSL, the “Fund”) announced today that the Fund’s shareholders have approved extending the term of the Fund by two years by changing the Fund’s scheduled dissolution date from May 31, 2020 to May 31, 2022 (the “Term Extension”).

The Term Extension is intended to allow the Fund continued access to the senior loan market with the potential to generate attractive income for shareholders through the extended life of the Fund.  In addition, GSO / Blackstone Debt Funds Management LLC, the Fund’s investment adviser (the “Adviser”), has agreed to reduce its annual management fee from 1.00% of the Fund’s managed assets to 0.90% of the Fund’s managed assets, effective from November 17, 2017 until the Fund’s new scheduled dissolution date on May 31, 2022.  ALPS Fund Services, Inc. (“ALPS”), the Fund’s administrator, has also agreed to reduce the administrative fees payable by the Fund to ALPS from 0.10% to 0.09% of the Fund’s managed assets (subject to a minimum annual fee), also effective from November 17, 2017 until the Fund’s updated scheduled dissolution date on May 31, 2022.

About The Blackstone Group L.P. and GSO Capital Partners LP

The Blackstone Group L.P. (“Blackstone”) is one of the world’s leading investment firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, and the communities in which it works. The firm does this by using extraordinary people and flexible capital to help companies solve problems. Blackstone’s asset management businesses, with over $385 billion in assets under management as of September 30, 2017, include investment vehicles focused on private equity, real estate, hedge fund solutions, non-investment grade credit, secondary private equity funds of funds and multi-asset class strategies. Blackstone also provides capital markets services. Further information is available at www.blackstone.com.  Follow Blackstone on Twitter @Blackstone.

GSO Capital Partners LP (“GSO”) is the global credit investment platform of Blackstone. With approximately $99 billion in assets under management as of September 30, 2017, GSO is one of the largest alternative managers in the world focused on the leveraged-finance, or non-investment grade related, marketplace. GSO seeks to generate attractive risk-adjusted returns in its business by investing in a broad array of strategies including mezzanine debt, distressed investing, leveraged loans and other special-situation strategies. Its funds are major providers of credit for small and middle-market companies, and it also advances rescue financing to help distressed companies.

Investors wishing to buy or sell shares need to place orders through an intermediary or broker.

Contact the Fund at 1-877-299-1588 or visit the Fund’s website at www.blackstone-gso.com for additional information.